LANDRY’S RESTAURANTS, INC. (“LNY”/NYSE) ANNOUNCES RESTAURANT CLOSURES
DUE TO HURRICANE IKE AND INTERIM FINANCIAL RESULTS

Houston, Texas (September 17, 2008)
Landry’s Restaurants, Inc., announced that 14 Houston area restaurants remain closed as a result of Hurricane Ike and will re-open as soon as power is restored to each of the units. Moreover, all of the Company’s Kemah and Galveston restaurants are closed. Only one restaurant in Galveston sustained significant damage, as did two restaurants at the Kemah Boardwalk. In addition, the amusement rides, the boardwalk itself and some infrastructure at the Kemah Boardwalk incurred significant damage. Once power and water are restored in Galveston, the Company anticipates that the majority of its Galveston restaurants will re-open, and that some of the restaurants at the Kemah Boardwalk may reopen within the next 45 to 60 days, with additional restaurants and some amusement rides opening monthly thereafter.

For the combined months of July and August 2008 and 2007, the Company’s revenues were approximately $215.0 million and $213.0 million, respectively. Unit level cash flows for the two month periods in 2008 and 2007 were $48.0 million and $45.0 million, respectively.

Tilman J. Fertitta, Chairman of the Board, President and CEO stated, “I am committed to reopening our operations in both Kemah and Galveston as soon as possible. After our rebuilding, we will have even newer and better facilities than before. The city officials of Galveston, Kemah and Houston, with the assistance of the federal government, are working diligently to restore utility services as soon as possible. We are very pleased with the progress made to date and are happy to be working closely with government officials to do our part to help our community rebound.”

According to Rick Liem, Executive Vice President and CFO, “While the final effect of the property damage and earnings impact resulting from the storm has not yet been finally determined, we are comfortable that the majority of our property losses and cash flow are expected to be covered by property and business interruption insurance.”

The Company’s continuing operations include restaurants primarily under the trade names Landry’s Seafood House, Chart House, Rainforest Cafe, Saltgrass Steak House and the Signature Group as well as other businesses including hotels, marinas, amusements, retail and the Golden Nugget Hotels and Casinos in Las Vegas and Laughlin, Nevada.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Fertitta Holdings, Inc.; the outcome of any legal proceedings that have been, or may be, instituted against the Company related to the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger; the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming, restaurant and hotel industries in particular; whether the final property and business interruption losses resulting from Hurricane Ike will be in accordance with the Company’s current estimate; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; ineffective marketing or promotions, weather, management turnover, higher interest rates and gas prices, construction at the Golden Nugget properties, negative same store sales, or the Company’s inability to continue its expansion strategy and other risks described in the filings of the Company with the Securities and Exchange Commission, including but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The Company may not update or revise any forward-looking statements made in this press release.

Contact:	Tilman J. Fertitta Chairman, President & C.E.O. Landry’s Restaurants, Inc. www.landrysrestaurants.com	or	Rick H. Liem Executive Vice President & C.F.O. Landry’s Restaurants, Inc. www.landrysrestaurants.com